EXHIBIT 10.27

MONSTER BEVERAGE CORPORATION

EXECUTIVE SEVERANCE PLAN

1.Establishment; Purpose. Monster Beverage Corporation, a Delaware corporation (the “Company”), hereby establishes and adopts the Monster Beverage Corporation Executive Severance Plan (the “Plan”) to provide severance pay and benefits to eligible officers and management employees who are Eligible Employees (as defined below) and whose employment is terminated on or after February 25, 2026 (the “Effective Date”), as provided for herein. The Plan is intended to be maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees.

2.Definitions. For purposes of the Plan, capitalized terms used in this Plan shall have the meanings set forth in this Section 2.

(a)“Accrued Amounts” means: (i) all accrued and unpaid Base Salary through the Date of Termination, which shall be paid as soon as practicable following the Date of Termination, but in any event before the earlier to occur of (A) the payment date required by applicable law and (B) March 15 of the year immediately following the year in which the Date of Termination occurs; (ii) reimbursement for all incurred but unreimbursed expenses for which an Eligible Employee is entitled to reimbursement in accordance with the expense reimbursement policies of the Company in effect as of the Date of Termination; and (iii) benefits to which an Eligible Employee may be entitled pursuant to the terms of any plan or policy sponsored by the Company or any of its Affiliates as in effect from time to time.

(b)“Affiliate” means any entity that is controlled by, controlling, or under common control with the Company.

(c)“Annual Bonus” means, with respect to an Eligible Employee, the bonus paid to such Eligible Employee for the calendar year immediately preceding the Eligible Employee’s Date of Termination; provided, however, if the Eligible Employee is eligible to receive a target annual bonus for the fiscal year in which the Date of Termination occurs, the “Annual Bonus” shall instead mean, (i) in the case of a Qualifying Termination outside of the Change in Control Period, the actual annual bonus that the Eligible Employee would have earned in the fiscal year in which the Qualifying Termination occurs based on actual performance results for the full performance period, determined as if the Eligible Employee’s employment had not terminated prior to the end of such period, or (ii) in the case of a Qualifying Termination during the Change in Control Period, the annual bonus the Eligible Employee would have earned at target level for the fiscal year in which the Qualifying Termination occurs, in each case, calculated in accordance with the applicable bonus plan or program and the Company’s standard practices for similarly situated employees.

(d)“Base Salary” means the amount an Eligible Employee is entitled to receive as base salary on an annualized basis, calculated as of the Date of Termination (without giving effect to any reduction forming the basis for a resignation for Good Reason), including any amounts electively deferred under any employee benefit plan maintained by the Company, but excluding all bonuses, equity awards, incentive compensation, and fringe benefits payable by the Company as consideration for an Eligible Employee’s services.

(e)“Board” means the Board of Directors of the Company.

(f)“Cause” means, with respect to an Eligible Employee’s termination of employment from the Company Group, the occurrence of any of the following events: (i) any member of the Company Group having “cause” to terminate an Eligible Employee’s employment or service, as defined in any employment agreement, offer letter or similar services agreement in effect between the Company or any other member of the Company Group and the Eligible Employee at the time of the Date of Termination, or (ii) in the absence of any such employment agreement, offer letter or similar services agreement (or the absence of any definition of “Cause” contained therein), “Cause” shall mean, as determined by the Committee, the Eligible Employee’s (A) act(s) of fraud or dishonesty, (B) knowing and material failure to comply with applicable laws or regulations or satisfactorily perform Eligible Employee’s services, (C) insubordination or (D) drug or alcohol abuse.

(g)“Change in Control” means the occurrence of any of the following events: (i) sale of all or substantially all of the assets of the Company and its subsidiaries taken as a whole; (ii) any Person or group of Persons is or shall become the “beneficial owner” (as defined in Rule 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the voting stock of the Company then outstanding; or (iii) a merger or consolidation pursuant to which any Person or group of Persons becomes the “beneficial owner” (as defined in clause (ii) above) of more than fifty percent (50%) of the voting stock of the Company or the surviving or resulting entity immediately following the consummation of such transaction. Notwithstanding anything herein to the contrary, in any circumstance in which the definition of “Change in Control” under this Plan would otherwise be operative and with respect to which the additional tax under Section 409A of the Code would apply or be imposed, but where such tax would not apply or be imposed if the meaning of the term “Change in Control” met the requirements of Section 409A(a)(2)(A)(v) of the Code, then the term “Change in Control” herein shall mean, but only for the transaction, event or circumstance so affected and the item of income with respect to which the additional tax under Section 409A of the Code would otherwise be imposed, a transaction, event or circumstance that is both (x) described in the preceding provisions of this definition, and (y) a “change in control event” within the meaning of Treasury Regulations Section 1.409A-3(i)(5).

(h)“Change in Control Period” shall mean the period beginning on the date of a Change in Control and ending twenty-four (24) months following such Change in Control.

(i)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(j)“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. Any reference to any section of the Code shall also be a reference to any successor provision and any guidance and treasury regulation promulgated thereunder.

(k)“Committee” means the Compensation Committee of the Board, a subcommittee thereof formed by the Compensation Committee of the Board to act as the Committee hereunder, or such other committee designated by the Board to administer the Plan. If no committee is duly authorized by the Board to administer the Plan, the term “Committee” shall be deemed to refer to the Board for all purposes under the Plan.

(l)“Company Group” means the Company and each of its direct and indirect past, present and future subsidiaries.

(m)“Date of Termination” means the effective date of the termination of an Eligible Employee’s employment or service with the Company or any of its Affiliates, as applicable, such that the Eligible Employee is no longer employed by any member of the Company Group.

(n)“Disability” means, with respect to an Eligible Employee’s Date of Termination, any disability which would entitle the Eligible Employee to receive full long-term disability benefits under the Company’s long-term disability plan, or if no such plan shall then be in effect, any physical or mental disability or incapacity which renders the Eligible Employee incapable of performing the Eligible Employee’s duties for a period of one hundred twenty (120) days during any twelve (12) month period, as determined by the Company.

(o)“Eligible Employee” means any employee of any member of the Company Group who (i) is selected by the Committee in its sole discretion to participate in the Plan from time to time, and (ii) is not a party to an employment or similar agreement (excluding, for the avoidance of doubt, at-will offer letters) with any member of the Company Group pursuant to which such employee is eligible for severance payments or benefits. Eligible Employees shall be set forth on Exhibit A attached hereto, which such exhibit may be amended by the Committee from time to time. The Committee shall have the sole discretion to determine whether an employee is or remains an Eligible Employee. Eligible Employee shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 401 of ERISA.

(p)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(q)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.

(r)“Good Reason” means, with respect to an Eligible Employee’s termination of employment from the Company Group, the occurrence of any of the following events without the written consent of an Eligible Employee: (i) in the case where there is an employment agreement, offer letter or similar agreement in effect between the Company or any other member of the Company Group and the Eligible Employee at the time of the Date of Termination that defines “good reason” (or words of like import), “good reason” as defined under such agreement, or (ii) in the absence of any such employment agreement, offer letter or similar services agreement (or the absence of any definition of “Good Reason” contained therein), “Good Reason” shall mean (A) a material diminution in an Eligible Employee’s duties and responsibilities; (B) a material decrease in an Eligible Employee’s Base Salary other than a decrease in Base Salary that affects similarly situated employees; or (C) a relocation of an Eligible Employee’s primary work location more than thirty (30) miles from such Eligible Employee’s primary work location; provided that, within thirty (30) days following the occurrence of any of the events set forth herein, an Eligible Employee shall have delivered written notice to the Company of such Eligible Employee’s intention to terminate such Eligible Employee’s employment or service for Good Reason, and the Company shall not have cured such circumstances within thirty (30) days following the Company’s receipt of such notice.

Notwithstanding the foregoing, any assertion by an Eligible Employee of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (1) the Eligible Employee must provide written notice to the Committee of the existence of such condition(s) within thirty (30) days after the initial occurrence of such condition(s); (2) the condition(s) specified in such notice must remain uncorrected for thirty (30) days following the Committee’s receipt of such written notice; and (3) the date of the Eligible Employee’s termination of employment must occur within thirty (30) days after the initial occurrence of the condition(s) specified in such notice.

(s)“Person” means any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act.

(t)“Qualifying Termination” means the termination of an Eligible Employee’s employment with any member of the Company Group (i) by any member of the Company Group without Cause (which, for the avoidance of doubt, does not include a termination of an Eligible Employee’s employment due to death or Disability), or (ii) due to an Eligible Employee’s resignation for Good Reason; provided that, in each case, such Qualifying Termination constitutes a “separation from service” within the meaning of Section 409A.

(u)“Release Requirement” means the requirement that an Eligible Employee execute and deliver to the Company a general release of claims, in a form acceptable to the Company, within sixty (60) days following the Date of Termination. Notwithstanding the foregoing or any other provision in the Plan to the contrary, the Release Requirement shall not be considered satisfied if the release described in the preceding sentence is revoked by an Eligible Employee within any time provided by the Company for such revocation.

(v)“Section 409A” means Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including any such regulations or guidance that may be amended or issued after the Effective Date.

(w)“Severance Amount” means the cash severance payments set forth in Sections 5(a) and 5(b).

3.Administration of the Plan.

(a)Administration by the Committee. The Committee shall be responsible for the management and control of the operation and the administration of the Plan, including interpretation of the Plan, decisions pertaining to eligibility to participate in the Plan, computation of severance benefits, granting or denial of severance benefit claims and review of claims denials. The Committee has absolute discretion in the exercise of its powers and responsibilities. For this purpose, the Committee’s powers shall include the following authority, in addition to all other powers provided by the Plan:

(i)to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

(ii)to interpret the Plan, the Committee’s interpretation thereof to be final and conclusive on all persons claiming benefits under the Plan;

(iii)to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

(iv)to make a determination as to the right of any person to a benefit under the Plan (including to determine whether and when there has been a termination of an Eligible Employee’s employment and the Cause of such termination);

(v)to appoint such agents, counsel, accountants, consultants, claims administrator and other persons as may be required to assist in administering the Plan;

(vi)to allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be in writing;

(vii)to sue or cause suit to be brought in the name of the Plan; and

(viii)to obtain from the Company, its Affiliates and from Eligible Employees such information as is necessary for the proper administration of the Plan.

(b)Indemnification of the Committee. The Company shall, without limiting any rights that the Committee may have under the Company’s charter or bylaws, applicable law or otherwise, indemnify and hold harmless the Committee and each member thereof (and any other individual acting on behalf of the Committee or any member thereof) against any and all expenses and liabilities arising out of such person’s administrative functions or fiduciary responsibilities, excepting only expenses and liabilities arising out of the person’s own gross negligence or willful misconduct. Expenses against which such person shall be indemnified hereunder include the amounts of any settlement, judgment, attorneys’ fees, costs of court, and any other related charges reasonably incurred in connection with a claim, proceeding, settlement, or other action under the Plan.

(c)Compensation and Expenses. The Committee shall not receive additional compensation with respect to services for the Plan. To the extent required by applicable law, but not otherwise, the Committee shall furnish bond or security for the performance of their duties hereunder. Any expenses properly incurred by the Committee incident to the administration, termination or protection of the Plan, including the cost of furnishing bond, shall be paid by the Company.

4.Eligibility. Only individuals who are Eligible Employees may participate in the Plan. Once an employee has been designated as an Eligible Employee, such individual shall automatically continue to be an Eligible Employee until the Eligible Employee ceases to be an employee or service provider or is removed as an Eligible Employee by the Committee. The Plan shall supersede all prior agreements, practices, policies, procedures and plans relating to severance benefits from all members of the Company Group with respect to an Eligible Employee.

5.Plan Benefits.

(a)Qualifying Termination Outside of a Change in Control Period. In the event an Eligible Employee’s employment with any member of the Company Group ends due to a Qualifying Termination that occurs outside of a Change in Control Period, such Eligible Employee shall be entitled to receive the Accrued Amounts, and so long as such Eligible Employee (x) has been continuously employed by a member of the Company Group for at least three hundred and sixty-five (365) days prior to any such Qualifying Termination, (y) satisfies the Release Requirement and (z) abides by the terms of any restrictive covenant obligations to which the Eligible Employee is subject in respect of the Company Group, such Eligible Employee shall also be entitled to receive:

(i)a cash severance payment in an amount equal to twelve (12) months of such Eligible Employee’s Base Salary, payable in substantially equal installments in accordance with the Company’s normal payroll practices during the twelve (12) month period beginning on the first regularly scheduled payroll cycle that occurs immediately following the sixtieth (60th) day following the Date of Termination (such date, the “Payment Commencement Date”); provided, however, the portion of the Severance Amount provided under this Section 5(a)(i) that is payable on the Payment Commencement Date shall include a lump-sum amount equal to the portion of the Severance Amount that would have been payable commencing on the Date of Termination and ending on the Payment Commencement Date; provided further, the amounts payable under this Section 5(a)(i) shall be treated as a series of separate payments for purposes of Section 409A;

(ii)a prorated portion of such Eligible Employee’s Annual Bonus, multiplied by a fraction, (A) the numerator of which equals the number of calendar days that such Eligible Employee was employed by any member of the Company Group during the calendar year in which the Date of Termination occurs and (B) the denominator of which equals 365 or 366, as applicable, payable in lump sum at the same time Annual Bonuses are paid to similarly situated employees, but in no event later than March 15 of the year following the year in which the Qualifying Termination occurs; and

(iii)for the period from the Date of Termination through the earlier of (A) the date which is twelve (12) months from the Date of Termination, (B) the date upon which the Eligible Employee and the Eligible Employee’s spouse and eligible dependents become eligible for coverage under a group health plan of a subsequent employer (or of the Eligible Employee’s spouse), or (C) the date upon which the Eligible Employee and the Eligible

Employee’s spouse and eligible dependents are no longer eligible for COBRA coverage (as applicable, the “COBRA Coverage Expiration Date”), the Company shall pay the employer portion of the health, dental and vision insurance premiums in the amount as though the Eligible Employee was an active employee for coverage under COBRA for the Eligible Employee and the Eligible Employee’s spouse and eligible dependents, as the case may be, as in effect on the Date of Termination, provided that, the Eligible Employee validly elects to continue coverage under COBRA; provided further, the Company’s obligation to pay any premiums for COBRA coverage for the Eligible Employee and the Eligible Employee’s spouse and eligible dependents, as applicable, hereunder may be converted by the Company into an equivalent taxable, lump-sum cash payment if the Company’s payment of any COBRA premiums would cause a discriminatory arrangement under the Code.

(b)Qualifying Termination During a Change in Control Period. In the event an Eligible Employee’s employment with any member of the Company Group ends due to a Qualifying Termination that occurs during a Change in Control Period, such Eligible Employee shall be entitled to receive the Accrued Amounts, and so long as such Eligible Employee (y) satisfies the Release Requirement and (z) abides by the terms of any restrictive covenant obligations to which the Eligible Employee is subject in respect of the Company Group, such Eligible Employee shall also be entitled to receive:

(i)a cash severance payment in an amount equal to the sum of (A) eighteen (18) months of such Eligible Employee’s Base Salary and (B) one and one-half (1.5) times such Eligible Employee’s Annual Bonus, payable in a lump sum within sixty (60) days following the Date of Termination; provided, however, if the period during which the Eligible Employee may execute and not revoke the release described in the Release Requirement begins in one calendar year and ends in the immediately following calendar year, then, to the extent required by Section 409A, the cash severance payment under this Section 5(b)(i) shall be made in the second calendar year;

(ii)a prorated portion of such Eligible Employee’s Annual Bonus, multiplied by a fraction, (A) the numerator of which equals the number of calendar days that such Eligible Employee was employed by any member of the Company Group during the calendar year in which the Date of Termination occurs and (B) the denominator of which equals 365 or 366, as applicable, payable in lump sum within sixty (60) days after such Eligible Employee’s Date of Termination; and

(iii)COBRA coverage as described in and in the same manner contemplated by Section 5(a)(iii) except that the COBRA Coverage Expiration Date shall be the earlier of (A) the date which is eighteen (18) months from the Date of Termination, (B) the date upon which the Eligible Employee and the Eligible Employee’s spouse and eligible dependents become eligible for coverage under a group health plan of a subsequent employer (or of the Eligible Employee’s spouse), or (C) the date upon which the Eligible Employee and the Eligible Employee’s spouse and eligible dependents are no longer eligible for COBRA coverage.

(iv)For the avoidance of doubt, if an Eligible Employee experiences a Qualifying Termination during a Change in Control Period, such Eligible Employee shall be eligible only for the payments and benefits set forth in this Section 5(b) (subject to the Release

Requirement and the other terms of the Plan) and shall not be entitled to any duplicative or additional payments or benefits under Section 5(a) with respect to the same termination.

(c)Equity Incentive Awards. In the event that an Eligible Employee’s employment with any member of the Company Group terminates (pursuant to a Qualifying Termination or otherwise), all outstanding equity incentive awards then held by such Eligible Employee in respect of any member of the Company Group will be treated in accordance with the award agreement applicable to such award or governing plan, as applicable.

(d)Continued Benefits. Following the Date of Termination, the Eligible Employee shall not be entitled to (i) participate in any Company Group employee benefit plans, other than the right to receive COBRA continuation coverage or other similar continuation coverage as set forth in Section 5(a)(iii) and Section 5(b)(iii), as applicable, and as required by law, provided that, the Eligible Employee validly elects to continue coverage under COBRA, and (ii) reimbursement for fringe benefits, including, without limitation, dues and expenses related to club memberships, automobile expenses, expenses for professional services and other similar perquisites incurred or accrued on or after the Date of Termination. Notwithstanding any of the foregoing, following the Date of Termination, each Eligible Employee shall be entitled to receive such Eligible Employee’s vested benefits under Company Group retirement plans or as required by applicable law. For the avoidance of doubt, the election of COBRA continuation coverage or other similar continuation coverage as required by law will remain the Eligible Employee’s sole responsibility.

(e)Non-Qualifying Terminations of Employment. In the event that an Eligible Employee’s employment or service with any member of the Company Group terminates other than pursuant to a Qualifying Termination, then all compensation and benefits to such Eligible Employee shall terminate contemporaneously with such termination of employment, except that such Eligible Employee shall be entitled to receive: (i) COBRA continuation coverage or other similar continuation coverage as required by law, provided that, the Eligible Employee validly elects to continue coverage under COBRA, (ii) any vested benefits under Company Group retirement plans or as required by applicable law, and (iii) the Accrued Amounts.

(f)No Duplication. Except as otherwise expressly provided pursuant to the Plan, the Plan shall be construed and administered in a manner which avoids duplication of compensation and benefits which may be provided under any other plan, program, policy or other arrangement or individual contract or under any statute, rule or regulation. In the event an Eligible Employee is covered by any other plan, program, policy, individually negotiated agreement or other arrangement, in effect as of the Eligible Employee’s Date of Termination, that may duplicate the payments and benefits provided for in this Section 5, the Committee is specifically empowered to reduce or eliminate the duplicative benefits provided for under the Plan.

6.Certain Excise Taxes. Notwithstanding anything to the contrary in the Plan, if an Eligible Employee is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in the Plan, together with any other payments and benefits which such Eligible Employee has the right to receive from the Company Group or any of its Affiliates, and taking into account reductions in respect of reasonable compensation for personal services to be rendered by the Eligible Employee on or following the date of the relevant “change in ownership or control” (within the meaning of Section 280G of the Code), including pursuant to applicable noncompetition and other restrictive covenant obligations, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in the Plan shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by such Eligible Employee from the Company and its Affiliates will be one dollar less than three times such Eligible Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by such Eligible Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to such Eligible Employee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its Affiliates) used in determining if a “parachute payment” exists, exceeds one dollar less than three times such Eligible Employee’s base amount, then such Eligible Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 6 shall require the Company to be responsible for, or have any liability or obligation with respect to, such Eligible Employees’ excise tax liabilities under Section 4999 of the Code.

7.Prior Obligations. Each Eligible Employee hereby represents and warrants that the Eligible Employee is not the subject of, or a party to, any noncompetition, nonsolicitation, restrictive covenant or nondisclosure agreement, or any other agreement, obligation, restriction or understanding that would prohibit the Eligible Employee from complying with the Plan or fully performing each of the Eligible Employee’s duties and responsibilities for the Company Group, or would in any manner, directly or indirectly, limit or affect any of the duties and responsibilities that may now or in the future be assigned to the Eligible Employee by any member of the Company Group. Each Eligible Employee expressly acknowledges and agrees that the Eligible Employee is strictly prohibited from using or disclosing any confidential information belonging to any prior employer in the course of performing services for any member of the Company Group, and the Eligible Employee promises that the Eligible Employee shall not do so. Each Eligible Employee shall not introduce documents or other materials containing confidential information of any prior employer to the premises or property (including computers and computer systems) of any member of the Company Group.

8.Claims Procedure and Review.

(a)Filing a Claim. Any Eligible Employee that the Committee determines is entitled to severance benefits under the Plan is not required to file a claim for benefits. Any Eligible Employee (i) who is not paid severance benefits hereunder and who believes that such Eligible Employee is entitled to severance benefits hereunder or (ii) who has been paid severance benefits hereunder and believes that such Eligible Employee is entitled to greater benefits hereunder may file a claim for severance benefits under the Plan in writing with the Committee. Claims should be addressed and sent to:

Monster Beverage Corporation

Attn: Compensation Committee

1 Monster Way

Corona, CA 92879

(b)Initial Determination of a Claim. If a claim for severance benefits hereunder is wholly or partially denied, the Committee shall, within a reasonable period of time but no later than ninety (90) days after receipt of the claim (or one hundred eighty (180) days after receipt of the claim if special circumstances require an extension of time for processing the claim), notify the claimant of the denial. Such notice shall (i) be in writing, (ii) be written in a manner calculated to be understood by the claimant, (iii) contain the specific reason or reasons for denial of the claim, (iv) refer specifically to the pertinent Plan provisions upon which the denial is based, (v) describe any additional material or information necessary for the claimant to perfect the claim (and explain why such material or information is necessary), and (vi) to the extent the Plan is subject to ERISA, describe the Plan’s claim review procedures and time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(c)Appeal of a Denied Claim. Within sixty (60) days of the receipt by the claimant of this notice, the claimant may file a written appeal with the Committee. In connection with the appeal, the claimant may review Plan documents and may submit written issues and comments. The Committee shall deliver to the claimant a written decision on the appeal promptly, but not later than sixty (60) days after the receipt of the claimant’s appeal (or one hundred twenty (120) days after receipt of the claimant’s appeal if there are special circumstances which require an extension of time for processing). Such decision shall (i) be in writing, (ii) be written in a manner calculated to be understood by the claimant, (iii) include specific reasons for the decision, (iv) refer specifically to the Plan provisions upon which the decision is based, (v) state that the claimant is entitled to receive, on request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim for benefits, and (vi) to the extent the Plan is subject to ERISA, a statement of the claimant’s right to bring an action under Section 502(a) of ERISA. If special circumstances require an extension of up to one hundred eighty (180) days for an initial claim or one hundred twenty (120) days for an appeal, whichever applies, the Committee shall send written notice of the extension. This notice shall indicate the special circumstances requiring the extension and state when the Committee expects to render the decision.

(d)Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under this Plan. As to such claims and disputes:

(i)no claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA (to the extent the Plan is subject to ERISA) or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and

(ii)in any such legal action, all explicit and implicit determinations by the Committee (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

(e)Arbitration. No Eligible Employee may bring any legal action to recover benefits under this Plan until the Eligible Employee has exhausted the internal administrative claims and appeals process described above. Upon Eligible Employee’s exhaustion of the provisions set forth above, any Eligible Employee with a continuing dispute arising out of or relating to this Plan shall be settled by arbitration administered by the JAMS’ rules for the resolution of employment disputes in Orange County, California, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The applicable JAMS’ rules may be viewed online at http://www.jamsadr.com/rules-employment-arbitration. In the spirit of expeditious and efficient resolution of any disputes, any dispute between an Eligible Employee and the Company shall be resolved without the inclusion of any other employees or third parties included as parties to the arbitration proceeding, be it as individuals, as part of a collective action, or as part of a representative class, unless both the Eligible Employee and the Company agree to such consolidation after a dispute has arisen. If any part of this paragraph is deemed unenforceable, then it may be severed without affecting the other terms of this Plan, including the requirement to arbitrate all disputes.

(f)Compliance with ERISA. To the extent the Plan is subject to ERISA, the benefits claim procedure provided in this Section 8 is intended to comply with the provisions of 29 C.F.R. § 2560.503-1, and all provisions of this Section 8 shall be interpreted, construed, and limited in accordance with such intent.

9.General Provisions.

(a)Taxes. The Company is authorized to withhold from all payments made hereunder amounts of withholding and other taxes due or potentially payable in connection therewith, and to take such other action as the Company may deem advisable to enable the Company and an Eligible Employee to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any payments made under the Plan.

(b)No Mitigation. No Eligible Employee shall have any duty to mitigate the amounts payable under the Plan by seeking or accepting new employment or self-employment following a Qualifying Termination.

(c)Offset. The Company may set off against, and each Eligible Employee authorizes the Company to deduct from, any payments due to the Eligible Employee, or to his or her estate, heirs, legal representatives, or successors, any amounts that may be due and owing to the Company or an Affiliate of the Company by the Eligible Employee, whether arising under the Plan or otherwise; provided, however, that no such offset may be made with respect to amounts payable that are subject to the requirements of Section 409A unless the offset would not result in a violation of the requirements of Section 409A.

(d)Amendment and Termination. Prior to a Change in Control, the Board or the Committee, as applicable, shall have the power to amend or terminate the Plan from time to time in its discretion and for any reason (or no reason) (including the removal of an individual as an Eligible Employee); provided that, no such amendment or termination shall be effective with respect to a termination of employment that occurred prior to the amendment or termination of the Plan; and provided, further, to the extent any such amendment has a detrimental impact to any Eligible Employee, such amendment will become effective with respect to such Eligible Employee twelve (12) months following approval by the Committee. Notwithstanding the foregoing, upon a Change in Control and during a Change in Control Period, no amendment or termination of the Plan shall impair any rights or obligations to any Eligible Employee under the Plan (including the removal of an individual as an Eligible Employee) unless such Eligible Employee expressly consents to such amendment or termination.

(e)Successors. The Plan will be binding upon any successor to the Company, its assets, its businesses or its interest (whether as a result of the occurrence of a Change in Control or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. All payments and benefits that become due to an Eligible Employee under the Plan will inure to the benefit of his or her heirs, assigns, designees or legal representatives.

(f)Transfer and Assignment. Neither an Eligible Employee nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan prior to the date that such amounts are paid.

(g)Unfunded Obligation. All benefits due an Eligible Employee under the Plan are unfunded and unsecured and are payable out of the general assets of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Eligible Employees shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.

(h)Severability. If any provision of the Plan (or portion thereof) is held to be illegal or invalid for any reason, the illegality or invalidity of such provision (or portion thereof) will not affect the remaining provisions (or portions thereof) of the Plan, but such provision (or portion thereof) will be fully severable, and the Plan will be construed and enforced as if the illegal or invalid provision (or portion thereof) had never been included herein.

(i)Section 409A. The Plan is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of the Plan, payments provided under the Plan may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under the Plan that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Any payments to be made under the Plan upon the termination of an Eligible Employee’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. In no event may an Eligible Employee, directly or indirectly, designate the calendar year of any payment under the

Plan. Each installment payment under the Plan is intended to be a separate payment for purposes of Section 409A. Notwithstanding any provision in the Plan to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if an Eligible Employee’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of such Eligible Employee’s death or (ii) the date that is six (6) months after such Eligible Employee’s Date of Termination (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to such Eligible Employee (or such Eligible Employee’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan are exempt from, or compliant with, Section 409A and in no event shall the Company or any of its Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Eligible Employee on account of non-compliance with Section 409A.

(j)Governing Law. All questions arising with respect to the provisions of the Plan and payments due hereunder will be determined by application of the laws of the State of Delaware, without giving effect to any conflict of law provisions thereof, except to the extent preempted by federal law (including ERISA).

(k)Status. The Plan is intended to qualify for the exemptions under Title I of ERISA provided for plans that are unfunded and maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees. In the event that the Plan does not meet the requirements of unfunded plan maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, the Plan is intended to constitute a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA so as to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under section 3(2) of ERISA.

(l)No Right to Continued Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company or any of its Affiliates and any person or to have any impact whatsoever on the at-will employment relationship between the Company or any of its Affiliates and any Eligible Employee. Nothing in the Plan shall be deemed to give any person the right to be retained in the employ of the Company or any of its Affiliates for any period of time or to restrict the right of the Company or any of its Affiliates to terminate the employment of any person at any time.

(m)Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references herein to laws, regulations, contracts, documents, agreements and instruments refer to such laws, regulations, contracts, documents, agreements and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Plan, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither the Plan nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, the Plan has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

(n)Overpayment. If, due to mistake or any other reason, a person receives severance payments or benefits under the Plan in excess of what the Plan provides, such person shall repay the overpayment to the Company in a lump sum within thirty (30) days of notice of the amount of overpayment. If such person fails to so repay the overpayment, then without limiting any other remedies available to the Company, the Company may deduct the amount of the overpayment from any other amounts which become payable to such person under the Plan or otherwise.

(o)Clawback. Any amounts payable under the Plan are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to an Eligible Employee. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with applicable laws, regulations, and securities exchange listing standards. Notwithstanding any provision of the Plan to the contrary, in the event that the Company determines that an Eligible Employee is eligible to receive the Severance Amount and other severance benefits pursuant to Section 5 but, after such determination, the Company subsequently acquires evidence or determines that: (i) such Eligible Employee has failed to abide by the terms of any restrictive covenant obligations to which the Eligible Employee is subject in respect of the Company Group; or (ii) a Cause condition existed prior to the Date of Termination that, had the Company been fully aware of such condition, would have given the Company Group the right to terminate such Eligible Employee’s employment for Cause, then the Company shall have the right not to pay any portion of the Severance Amount and to cease providing any other severance benefits under Section 5, and such Eligible Employee shall promptly return to the Company any payment of the Severance Amount and any other severance benefits received by such Eligible Employee prior to the date that the Company determines that the conditions of Section 5(e) have been satisfied.